Exhibit 99

Thursday 24 January 2013

Embargoed until 7am

Carphone Warehouse Group plc

Interim Management Statement for the quarter ended 31 December 2012

Strong UK LFL. Reiterating full year guidance

•	CPW Europe Q3 like-for-like revenue up 7.8%, driven by strong momentum on postpay and tablets

•	UK like-for-like revenue up 16% in Q3

•	Overall Q3 group connections up 3.9%

•	Virgin Mobile France revenue growth of 9.9% at constant currency despite a postpay customer base decline of 17,000 during the quarter

•	Reiterating EPS guidance for the full year (11.5p-13.0p), with a narrowed Headline EBIT range of £135m - £145m for CPW Europe (previously £130m - £150m)

Roger Taylor, CEO, said:

“I am delighted with the performance of our UK business over the Christmas quarter, with like-for-like revenues up 16%, building on the momentum seen in Q2, and this has helped drive a strong overall 7.8% like-for-like revenue growth. We substantially grew market share in both prepay and postpay, and gained authority in tablets. This reflects extremely well on our team and on our policy of investing in our proposition to give our customers compelling offers on smartphones and tablets, accepting some margin investment. Mainland Europe like-for-like revenue was broadly flat, with trading being particularly challenging in France, and this, combined with the margin investment in the UK, means that we will not be changing our full year earnings guidance.”

CPW Europe (50% joint venture)

It was the UK postpay segment that really drove the positive like-for-like revenues in Q3, with some extremely compelling offers ahead of Christmas as well as the on-going 'Smart Deals'. There was some improvement in the overall UK prepay market in the quarter, but it remains weak with this market down by an estimated 15%. Carphone Warehouse, however, outperformed the UK market in this category, gaining market share whilst driving some prepay buyers into the low-end postpay category. Smartphone penetration has improved in prepay with a wider range of low-end smartphones now available.

During the quarter we also made significant progress in establishing Carphone Warehouse as a destination for tablets. Our keen pricing and attractive bundles enabled the business to grow market share significantly, with non-cellular representing c.9% of retail revenue in Q3.

In Europe, whilst overall connections were down, like-for-like revenue was broadly flat in Q3 and we saw a good performance from some of our largest European markets. France, however, remained particularly tough with SIM only deals characterising much of the market. We see this trend in France continuing for the foreseeable future.

As a result, total like-for-like revenue was up 7.8% and total connections were up 3.9% for the quarter year-on-year.

Overall revenues for the quarter also benefited from strong growth in dealer revenues, and increased by 14.5% from £951m in 2011-12 to £1,089m.

Exhibit 99

Virgin Mobile France (46% joint venture)

In a tough French marketplace, Virgin Mobile France delivered year-on-year revenue growth of 9.9% from €109m to €120m boosted by inbound termination revenue, benefiting from a stronger postpay mix and progressively moving its customer base onto the Full MVNO platform, which continues well.

Virgin Mobile France has continued to reduce its focus on the low-end prepay segment and as such postpay customers now represent 78% of its customer base. Intense competition ahead of Christmas caused a reduction in the postpay customer base of 17,000 in the quarter due to Virgin Mobile France not aggressively chasing high volumes of low-end SIM only postpay customers. As at 31 December 2012 the customer base was 1,801,000 with around 600,000 customers now on the Full MVNO platform.

Outlook

The overall economic and mobile industry backdrop has not altered, but we remain well-placed to benefit from an exciting range of smartphones and tablets. The reorganisation of our business has enabled improved focus and operational execution, helping to achieve market share gains with strong like-for-like and top-line performance. We are still sub-scale in parts of Continental Europe and as such these markets will remain comparatively challenging. Whilst the UK has enjoyed good like-for-like growth, these improvements have largely been driven through investment in the proposition. Therefore, we are reiterating our guidance for Group Headline EPS.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details
Passcode 5990042
UK/International: +44(0)20 3450 9987
USA: +1 212 444 0481

A replay will be available until midnight, 31 January 2013.
Passcode: 5990042#
UK/International: +44(0)20 3427 0598
USA: +1 347 366 9565

Next announcement

The Group will publish its Q4 trading update on 30 April 2013.

For further information

For analyst and institutional enquiries

Kate Ferry, IR Director	07748 933 206
Kerry Becker, IR Manager	07748 910 861

For media enquiries

Shane Conway, Head of PR, CPW Europe	07932 199 659
Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571

Exhibit 99

Further operating and financial information

CPW Europe (100% basis)

	13 Weeks to 29 December 2012			39 Weeks to 29 December 2012
	FY13	FY12	% Change	FY13	FY12	% Change
Revenue*
Total (£m)	1,089	951	14.5%	2,749	2,488	10.5%
LFL (constant currency)			7.8%			4.0%

Connections**
Connections (000s)	2,878	2,770	3.9%	7,293	7,758	(6.0)%

* Prior year comparatives exclude Best Buy UK, which was closed during the year ended 31 March 2012.
** Prior year comparatives exclude Phone House Belgium and Best Buy UK, which were respectively sold and closed during the year ended 31 March 2012.

	At 29 December 2012
	FY13	FY12	% Change
Store numbers
Own stores	2,077	2,062	0.7%
Franchises	350	331	5.7%
Total stores	2,427	2,393	1.4%

Virgin Mobile France (100% basis)

	3 Months to 31 December 2012			9 Months to 31 December 2012
	FY13	FY12	% Change	FY13	FY12	% Change
Revenue*
Revenue (£m)	120	109	9.9%	359	328	9.4%
* Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, to simplify presentation.

	At 31 December 2012
	FY13	FY12	% Change
Customer base (000s)
Postpay	1,400	1,362	2.8%
Prepay	401	638	(37.1)%
Total	1,801	2,000	(10.0)%